 Pursuant to the Issuer's Fourth Amended Plan of Reorganization, as modified, under Chapter 11 of the United States Bankruptcy Code (the
"Plan"), all existing shares of common stock of the Issuer ("Old PSI Common Stock") are to be exchanged for New PSI Common Stock (as defined in the Plan) in accordance with the Plan. All capitalized terms used in this Report without definition shall have the meanings ascribed to them in the Plan, a copy of which is filed as Exhibit 2.1 to the Issuer's Current Report on Form 8-K filed with the Securities and
Exchange Commission on July 25, 2003. Pursuant to the Plan, on or promptly following the Effective Date of the Plan, an aggregate of
4,950,000 shares of New PSI Common Stock (the "Initial Class 9 Securities") will be issued to the Stock Disbursing Agent. The Stock
Disbursing Agent will hold these shares until a determination of the number of shares to be distributed to each Holder of Allowed
Subordinated Claims/Interests (including the holders of Old PSI Common Stock) has been made by the Stock Disbursing Agent in accordance with the Plan. In the event the Post-Emergence Equity Committee objects to the distribution proposed by the Stock Disbursing
Agent, the Post-Emergence Equity Committee can petition the bankruptcy court to make the determination. In addition, an aggregate of
600,000 shares of New PSI Common Stock (the "Reserved New PSI Common Stock") will be issued to the Stock Disbursing Agent, who will distribute these shares to holders of Class 7 Claims and/or Class 9 Claims/Interests in accordance with the Plan. Pending the completion of the distribution of the Initial Class 9 Securities and Reserved New PSI Common Stock by the Stock Disbursing Agent
pursuant to the Plan, the Post-Emergence Equity Committee shall exercise all voting rights of said stock pursuant to a proxy, voting trust, voting agreement or other similar mechanism. The maximum number of shares of New PSI Common Stock that the reporting person will receive pursuant to the Plan upon surrender of the shares of Old PSI Common Stock held by the reporting person is approximately 44,981 shares.